Exhibit 10b

              [Key Management Life Insurance Plan]
                    [Owner is the Executive]
KMLIP SD-1.DOC



                     SPLIT-DOLLAR AGREEMENT


     THIS AGREEMENT is made and entered into as of the __ day of

_____ ,1999, by and between AMERITECH, a Delaware corporation,

with principal offices and place of business in the State of

Illinois (hereinafter referred to as the "Corporation", and

___________, an individual (hereinafter referred to as the

"Executive"),

     WITNESSETH THAT:

     WHEREAS, the Executive is employed by the Corporation (or

one of its subsidiaries or affiliates, and employment by any such subsidiary or affiliate shall be considered the same as

employment by the Corporation for purposes of this Agreement) and is eligible under the Corporation's "Key Management Life

Insurance Plan" (hereinafter referred to as the "Plan") to

purchase life insurance coverage pursuant to a collateral

assignment, split-dollar arrangement (hereinafter referred to as the "Split-Dollar Arrangement") with the Corporation; and

     WHEREAS, the Executive is acquiring life insurance coverage by purchasing a policy of life insurance (hereinafter referred to as the "Policy"), insuring the Executive's own life (the

Executive is also sometimes hereinafter referred to as the

"Insured"), which policy is described in Exhibit A attached

hereto and by this reference made a part hereof, and which policy is issued by Metropolitan Life Insurance Company (hereinafter referred to as the "Insurer"); and

     WHEREAS, pursuant to the Plan, the Corporation is obligated to pay a portion of the premiums on the Policy as an employment benefit for the Executive, on the terms and conditions

hereinafter set forth; and

     WHEREAS, pursuant to the Plan, the Executive is obligated to pay a portion of the premiums on the Policy, on the terms and conditions hereinafter set forth; and

     WHEREAS, the Executive will be the sole and absolute owner of the Policy and, as such, will possess all ownership rights and incidents of ownership in and to the Policy (except as otherwise specifically provided herein); and

     WHEREAS, pursuant to the Plan, the Corporation is entitled to have the Policy collaterally assigned in its favor by the

Executive, in order to secure the payment of the amount due it hereunder as a result of its payments toward the premiums on the

Policy; and

     WHEREAS, the parties intend that by such collateral

assignment the Corporation shall receive only the right to such payment, with the Executive retaining all other ownership rights and incidents of ownership in and to the Policy, as specified herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto agree as follows:

     1.   Purchase of Policy.  The Executive shall purchase the

Policy described in Exhibit A from the Insurer.  The parties hereto have taken all necessary action to cause the Insurer to issue the Policy, and shall take any further action which may be necessary to cause the Policy to conform to the provisions of this Agreement.  The parties hereto agree that the Policy shall be subject to the terms and conditions of this Agreement and of the collateral assignment filed with the Insurer relating to the

Policy.

     2.   Ownership of Policy

       a. The Executive shall be the sole and absolute owner of

the Policy, and may exercise all ownership rights and incidents of ownership granted to the owner thereof by the terms of the

Policy, except as otherwise specifically provided herein.

       b. It is the intention of the parties to this Agreement

and the collateral assignment executed by the Executive in favor of the Corporation in connection herewith that the Executive shall retain all rights which the Policy grants to the owner thereof and that the sole right of the Corporation shall be to be paid the amount due it hereunder as a result of its payments toward the premiums on the Policy. Specifically, but without limitation, except as otherwise specifically provided herein, the Corporation shall neither have nor exercise any right as collateral assignee of the Policy which could in any way

defeat or impair the right of the Executive to utilize the cash surrender value of the Policy or of the Executive's beneficiary to receive that portion of the death benefit provided under the

Policy to which the Executive's beneficiary is entitled pursuant to the terms of this Agreement.  All provisions of this Agreement and of such collateral assignment shall be construed so as to carry out such intention.

     3.   Policy Dividends.  Subject to the provisions of

paragraph 6, while the Split-Dollar Arrangement remains in

effect, the Executive may make any elections and exercise any and all other rights relating to Policy Dividends, as hereinafter defined, granted to the owner of the Policy.  For purposes of this Agreement, the term "Policy Dividends" shall include

"dividends" earned by a participating policy and "excess

interest" earned by a non-participating policy and any similar type of policy distribution.

     4.   Payment of Premiums.  While the Split-Dollar

Arrangement remains in effect:

       a. Except as otherwise provided herein, the premium to be

paid to the Insurer for the Policy in each "Policy Year," as hereinafter defined in paragraph 10, shall be as set forth in

Column 3 ("Total Policy Year Premium") of Exhibit B attached hereto and by this reference made a part hereof.

       b. Except as otherwise provided herein, on or before the

date of this Agreement as to the first Policy Year and on or before the first day of each next succeeding Policy Year, or within the grace period provided in the Policy, the Corporation shall pay to the Insurer the amount set forth in Column 3 of

Exhibit B for that Policy Year.  However, for purposes of

determining the amount due the Corporation hereunder as a result of its payments toward the premiums on the Policy, in each Policy

Year the Corporation shall be deemed to have paid only that

portion of the premium for which it has not received payment from the Executive as the Executive's contribution to the premium as provided for in paragraph 4(c) of this

Agreement (hereinafter referred to as the "Corporation's Policy

Year Net Premium Payment").

       c. Except as otherwise provided herein, as to each Policy

Year, a certain amount of contribution to the premium shall be due from the Executive hereunder (hereinafter referred to as the

"Executive's Policy Year Contribution to Premium") for such

Policy Year.  This amount shall be based upon the annual cost of the current life insurance coverage provided to the Executive hereunder for such Policy Year and shall be equal to the

"economic benefit" of such current life insurance coverage for federal income tax purposes, as provided in Revenue Ruling 64-328

(or the corresponding applicable provisions of any future Revenue

Ruling) or as otherwise provided for federal income tax purposes.

Under current tax law, this amount would be measured under

Revenue Ruling 66-110 by the lower of the P.S. 58 rate, as set forth in Revenue Ruling 55-747, or the Insurer's current

published premium rates per $1,000 of life insurance coverage for individual one-year term life insurance available for all

standard risks.  The Executive shall be required to pay the

Executive's Policy Year Contribution to Premium to the

Corporation for each such Policy Year.  So long as the

Executive's employment with the Corporation continues and unless the parties agree otherwise, the Corporation shall deduct the

Executive's Policy Year Contribution to Premium from the

Executive's normal salary payments on a level basis during the

Policy Year, except as to the first Policy Year, during which the

Executive's Policy Year Contribution to Premium shall be deducted on a level basis beginning as of the date on which the Enrollment

Agreement is signed, and except as to the last Policy Year,

during which the Executive's Policy Year Contribution to Premium shall be deducted on a level basis ending as of the date of the termination of the Split-Dollar Arrangement.  Upon the

termination of the Executive's employment with the Corporation in any Policy Year and continuing until the termination of the Split-

Dollar Arrangement, the Executive shall be required to pay the balance of the Executive's Policy Year Contribution to Premium

for such Policy Year (which has not theretofore been deducted from the Executive's salary) generally within ninety (90) days of such termination of the Executive's employment with the

Corporation, and the Executive shall be required to pay the

Executive's Policy Year Contribution to Premium for each

succeeding Policy Year generally within ninety (90) days of the premium payment date for the Policy for each such Policy Year.

In all events, the Executive shall pay the Executive's Policy

Year Contribution to Premium prior to the end of each such Policy

Year.  For the Policy Year in which the Executive dies, the

Executive's employment with the Corporation is terminated, or the

Split-Dollar Arrangement is otherwise terminated, an appropriate adjustment will be required to the Executive's Policy Year

Contribution to Premium for such Policy Year to reflect such event.

       d. Based on the foregoing provisions of this paragraph 4,

under current tax law, it is not anticipated that any amount of income will be reportable by the Executive for federal, state or local income tax purposes as a result of the current life

insurance coverage provided to the Executive hereunder for any

Policy Year.  However, if any amount of income becomes reportable by the Executive for federal, state or local income tax purposes as a result of the current life insurance coverage provided to the Executive hereunder for any Policy Year, then the Corporation shall furnish to the Executive a statement of such reportable income for such Policy Year.

       e. Based on the foregoing provisions of this paragraph 4,

if the Executive's employment with the Corporation continues until the Executive attains age sixty-five (65), under current tax law, the Corporation's Policy Year Net Premium Payment under paragraph 4(b) and the Executive's Policy Year Contribution to

Premium under paragraph 4(c) during each Policy Year while the

Split-Dollar Arrangement remains in effect would be illustrated by Columns 6 and 5, respectively, of Exhibit B.

       f. Anything contained in this paragraph 4 or in Exhibit B

to the contrary notwithstanding, if the Executive's employment with the Corporation terminates before the Executive attains age sixty-five (65) but the Split-Dollar Arrangement remains in

effect (hereinafter referred to as "Early Retirement"), then in the Policy Year in which
the Executive's employment with the Corporation shall have

terminated and in each Policy Year thereafter until the

termination of the Split-Dollar Arrangement (in lieu of the

amount set forth in Column 3 of Exhibit B), the Corporation shall pay to the Insurer only such amount, if any, as shall be

necessary to ensure "Adequate Policy Funding" (as hereinafter defined), or shall receive from the Insurer, out of partial

surrenders of Policy additions (or otherwise), any Policy cash values in excess of that level of Policy cash value necessary to ensure Adequate Policy Funding, but in no event shall the

Corporation receive more than the then cumulative total amount of the "Corporation's Policy Year Net Premium Payment" (as

hereinabove defined).  "Adequate Policy Funding" shall mean that level of Policy cash value on termination of the Split-Dollar

Arrangement, assuming such termination occurred under paragraph

8(a)(5) hereof, which would be sufficient to fund the reduced level of death benefit provided hereunder in the event of such

Executive's Early Retirement (the "Executive's Death Benefit Upon

Termination," as hereinafter defined), after recovery of the

"Corporation's Cumulative Net Premium Payment at Termination" (as

hereinafter defined), based on the original policy configuration assumptions and the fact of such Executive's Early Retirement.

For purposes of this paragraph 4(f), the Corporation may rely conclusively upon, and shall be held harmless in relying upon,

the determination of the Insurer as to any such further premium obligation or any recovery of such excess Policy cash values.

     5.   Collateral Assignment.  To secure the payment to the

Corporation of the amount due it hereunder as a result of its payments toward the premiums on the Policy, the Executive has,

contemporaneously herewith, assigned the Policy in favor of the

Corporation as collateral, which collateral assignment

specifically provides that the sole right of the Corporation thereunder is to be paid the amount due it hereunder as a result of its payments toward the premiums on the Policy.  Such payment shall be made from the cash surrender value of the Policy (as defined therein) if the Split-Dollar Arrangement is terminated or if the Executive surrenders or cancels the Policy while the Split

-Dollar Arrangement remains in effect, or from the death benefit provided under the Policy if the Executive dies while the

Policy and the Split-Dollar Arrangement remain in effect.  In no event shall the Corporation have any right to borrow against or withdraw amounts from the Policy (except as provided in paragraph

4(f)), to surrender or cancel the Policy, or to take any other action which would impair or defeat the rights of the Executive as the owner of the Policy.  The collateral assignment of the

Policy to the Corporation hereunder shall not be terminated,

altered or amended by the Executive while the Split-Dollar

Arrangement is in effect.  The parties hereto agree to take all action necessary to cause such collateral assignment to conform to the provisions of this Agreement.

     6.   Limitations on Executive's Rights under Policy.  As the

sole and absolute owner of the Policy, the Executive may exercise all of the rights, options, privileges and other incidents of ownership granted to the owner thereof by the terms of the Policy

(including, without limitation, the unlimited ability to borrow against or withdraw amounts from the cash surrender value of the

Policy and to surrender or cancel the Policy).  Notwithstanding the foregoing so long as the Split-Dollar Arrangement remains in effect:  (1) the Executive shall not take any action with respect to the Policy which would have a direct or indirect adverse

effect on the Corporation's interests under this Agreement in the

Policy without the Corporation's prior written consent; and (2)

except with respect to the Executive's right to change the

beneficiaries of the "Executive's Death Benefit," as hereinafter defined in paragraph 7, and to assign the Executive's interests in the Policy and under this Agreement, as contemplated in

paragraph 13, the Executive shall not take any other action with respect to the Policy (regardless of whether it would directly or indirectly adversely affect the Corporation's interests under this Agreement in the Policy) without the Corporation's prior written consent, which consent will not be unreasonably withheld by the Corporation.  For purposes of this paragraph 6, the

Executive may borrow against or withdraw from the cash surrender value of the Policy any amounts which may be required to be paid to the Corporation and which are due the Corporation under

paragraph 4(c), so long as the amount of any such loan or

withdrawal is chargeable solely against the "Executive's Death

Benefit," as
hereinafter defined in paragraph 7, and that portion of the cash surrender value of the Policy which is in excess of the cash surrender value of the Policy due the Corporation hereunder as a result of its payments toward the premiums on the Policy pursuant to the collateral assignment hereunder.

     7.   Collection and Payment of Death Benefit.

       a. Upon the death of the Executive while the Split-Dollar

Arrangement remains in effect, the Corporation and the

Executive's beneficiary shall promptly take all action necessary to obtain the death benefit provided under the Policy and payable as a result of the maturity of the Policy (hereinafter referred to as the "Death Benefit").

       b. The Death Benefit shall be paid as follows:

          (1)  The Corporation shall first be paid from the Death

Benefit any unpaid amount of the Executive's Policy Year

Contribution to Premium owed to it by the Executive under

paragraph 4(c).

          (2)  The Corporation shall next be paid from the Death

Benefit the total net amount of the payments made by it toward the premiums on the Policy hereunder.  Such amount shall be the sum of the Corporation's Policy Year Net Premium Payment amounts under paragraph 4(b) (hereinafter referred to as the

"Corporation's Cumulative Net Premium Payment") less any amounts received by the Corporation under paragraph 4(f).  Based on the foregoing provisions of this Agreement, if, for example, the

Executive died on the last day of any Policy Year (other than the

Policy Year in which the Executive's employment with the

Corporation shall have terminated or any subsequent Policy Year),

under current tax law, the amount of the Corporation's Cumulative

Net Premium Payment would be equal to the amount set forth in

Column 7 of Exhibit B for the Policy Year in which the Executive died.

          (3)  The Executive's beneficiary shall next be paid, in

the manner and in the amount or amounts provided in the

beneficiary designation provision of the Policy, from the Death

Benefit an amount equal to the "Executive's Death Benefit," as

hereinafter defined.   For purposes of this Agreement, the

"Executive's Death Benefit" shall be an amount equal to the least of (A) the amount provided in Column 4 of Exhibit B

(hereinafter referred to as the "Executive's Maximum Death

Benefit") for the Policy Year in which the Executive shall have died, (B) the "Executive's Death Benefit Upon Termination," as

hereinafter defined, or (C) that portion of the Death Benefit remaining after the payments provided for in subparagraphs (1)

and (2) of this paragraph 7(b), and then reduced by any loan chargeable against the Executive's Death Benefit.  For purposes of this Agreement, the "Executive's Death Benefit Upon

Termination" shall be the amount of the Executive's Maximum Death

Benefit provided in said Column 4 for the Policy Year in which the Executive's employment with the Corporation shall have

terminated.  Based on the foregoing provisions of this Agreement,

if the Executive's employment with the Corporation continues until the Executive's death, under current tax law, the amount of the Executive's Death Benefit, before any reduction for any loan chargeable against the Executive's Death Benefit, would be equal to the Executive's Maximum Death Benefit as set forth in said

Column 4 for the Policy Year in which the Executive dies.

          (4)  The Corporation shall receive the balance, if any,

of the Death Benefit remaining after the payments provided for in subparagraphs (1), (2) and (3) of this paragraph 7(b).

       c. The parties hereto agree that the beneficiary

designation provision of the Policy shall conform to the

provisions hereof.

     8.   Termination of Split-Dollar Arrangement.

       a. The Split-Dollar Arrangement shall terminate, without

notice, on the first day of the month following the month during which the first of the following events occurs:

          (1)  the Executive fails to make any premium payment

required under paragraph 4(c) of this Agreement for any Policy

Year by the end of such Policy Year or the Executive notifies the

Corporation that the Executive intends to surrender or cancel the

Policy;

          (2)  the Executive's employment with the Corporation

terminates before the date upon which the Executive becomes

"retirement eligible," as hereinafter defined in paragraph 8(c);

          (3)  the Executive is demoted by the Corporation to a

position that is not eligible under the Plan, even if the

demotion occurs on or after the date upon which the Executive becomes "retirement eligible;"

          (4)  the Executive establishes a relationship with a

competitor of the Corporation or engages in any activity which is in conflict with or adverse to the interests of the Corporation whether before or after the Executive's employment with the

Corporation has terminated and whether before, on or after the date upon which the Executive becomes "retirement eligible;" or:

          (5)  the later of:

            (A)  the date the Executive's employment with the

Corporation terminates on or after the date upon which the

Executive becomes "retirement eligible," or:

            (B)  the date immediately before the date fifteen

(15) years after the "Policy Date" of the Policy (as defined therein), namely, June 30, 2014.

       b. In addition, the Executive may terminate the Split

-Dollar Arrangement at any time by written notice to the

Corporation.  Such termination shall be effective as of the date of such notice.

       c. For purposes of this Agreement, the Executive shall be

deemed to be "retirement eligible" as of the date upon which (1)

the Executive's age and service equal 75 years or (2) the

Executive is eligible to receive a Minimum Disability Pension

Allowance under the Corporation's "Senior Management Retirement and Survivor Protection Plan" or (3) the Executive has been

"disabled" for more than fifty-two (52) weeks and had at least six (6) months credited service, as long as the Executive

continues to be "disabled," in each case as defined under

subsection 3.2 of the Corporation's "Senior Management Long Term

Disability Plan" or the Corporation's "Long Term Disability Plan

for Salaried Employees."

Anything contained in this Agreement to the contrary

notwithstanding, the Executive's employment with the Corporation shall be deemed to continue for as long as the Executive is

eligible to receive Sickness and Accident Disability Benefits under the Corporation's "Sickness and Accident Disability Benefit

Plan."  For purposes of this paragraph 8(c), each of the

Corporation's plans identified above shall also include any

successor plan.

     9.   Options on Termination of Split-Dollar Arrangement.

       a. Upon termination of the Split-Dollar Arrangement, the

Corporation shall be entitled to receive from the cash surrender value of the Policy an amount equal to the sum of (1) the

Corporation's Cumulative Net Premium Payment less any amounts received by the Corporation under paragraph 4(f) plus (2) the amount owed to it by the Executive under paragraph 4(c), if any.

Such amount is hereinafter referred to as the "Corporation's

Cumulative Net Premium Payment at Termination."

       b. For thirty (30) days after the date of the termination

of the Split-Dollar Arrangement, the Executive shall have the option of obtaining the release of the collateral assignment of the Policy to the Corporation.  To obtain such release, the

Executive shall pay to the Corporation an amount equal to the

Corporation's Cumulative Net Premium Payment at Termination, and,

notwithstanding any other provision hereof, the Executive shall specifically be allowed to borrow against or withdraw from the cash surrender value of the Policy for this purpose.  Upon

receipt of such amount, the Corporation shall release the

collateral assignment of the Policy by the execution and delivery of an appropriate instrument of release.

       c. If the Executive fails to exercise such option within

such thirty (30) day period, then, at the request of the

Corporation, the Executive shall execute any document or

documents required by the Insurer to transfer the interest of the

Executive in the Policy to the Corporation.  Alternatively, the

Corporation may enforce its right to be paid an amount equal to the Corporation's Cumulative Net Premium Payment at Termination

under the collateral assignment of the Policy.  Thereafter,

neither the Executive, nor the Executive's heirs, assigns or beneficiaries shall have any further interest in and to the

Policy, either under the terms thereof or under this Agreement.

However, in no event shall the Executive be liable to the

Corporation in the event the cash surrender value of the Policy at the time of the termination of the Split-Dollar Arrangement is insufficient to pay the Corporation an amount equal to the

Corporation's Cumulative Net Premium Payment at Termination.

       d. Anything contained in this Agreement to the contrary

notwithstanding, if the Split-Dollar Arrangement terminates

(other than as a result of the death of the Executive) for any reason other than pursuant to paragraph 8(a)(5) of this

Agreement, the Corporation shall also be entitled to recover, in addition to the Corporation's Cumulative Net Premium Payment at

Termination, an amount sufficient to pay all federal, state and local income taxes, if any, imposed upon the Corporation as a result of such early termination and attributable to the Policy so that the Corporation will receive the Corporation's Cumulative

Net Premium Payment at Termination on an after-tax basis.  The amount, if any, payable to the Corporation pursuant to this

paragraph 9(d) shall be determined by the Corporation's

independent certified public accountant which is responsible for preparing the income tax returns for the Corporation for such

Policy Year.

     10.  Policy Year.  For purposes of this Agreement, the term

"Policy Year" shall mean, as the context requires, the twelve month period beginning July 1st and ending

June 30th in which this Agreement is signed or any succeeding twelve month period in which this Agreement is in force.  Each

Policy Year shall begin on July 1st and end on June 30th of each calendar year.  The first such twelve month period in which this

Agreement is signed shall be the first Policy Year (or,

alternatively, Policy Year 1) and each such succeeding twelve month period will be the succeeding Policy Year.

     11.  Insurer Not a Party.  The Insurer shall be fully

discharged from its obligations under the Policy by payment of the Death Benefit to the beneficiary or beneficiaries named in the Policy, subject to the terms and conditions of the Policy.

In no event shall the Insurer be considered a party to this

Agreement, or any modification or amendment hereof. No provision of this Agreement, nor of any modification or amendment hereof, shall in any way be construed as enlarging, changing,

varying, or in any other way affecting the obligations of the

Insurer as expressly provided in the Policy, except insofar as the provisions hereof are made a part of the Policy by the

collateral assignment executed by the Executive and filed with the Insurer in connection herewith.

     12.  Amendment.  This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

     13.  Binding Effect.  This Agreement (and all rights,

options, privileges and obligations hereby created and/or

imposed) shall be binding upon and inure to the benefit of the

Corporation and its successors and assigns, and the Executive and the Executive's successors, assigns, heirs, executors,

administrators and beneficiaries.  More specifically, if the

Executive shall assign any or all of the Executive's interests in the Policy and under this Agreement to another person ("Third

Party Owner"), then all of such rights, options, privileges and obligations in the Policy and under this Agreement which would otherwise inure to the benefit of or be imposed upon the

Executive shall instead inure to the benefit of or be imposed upon the Third Party Owner.

     14.  Notice.  Any notice, consent or demand required or

permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same.  If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail,

postage prepaid, addressed to such party's last known address as shown on the records of the Corporation.  The date of such

mailing shall be deemed the date of notice, consent or demand.

     15.  Governing Law.  This Agreement, and the rights of the parties hereunder, shall be governed by and construed in

accordance with the law of the State of Illinois.

     IN WITNESS WHEREOF, the parties hereto have executed this

Agreement, in duplicate, as of the day and year first above

written.






                                       AMERITECH


                               By:____________________________
                                     Its authorized officer
                                          "Corporation"
ATTEST:


_______________________________
Secretary




                               Signature:_____________________

                                  Name:_______________________
                                            "Executive"